EXHIBIT A(6)
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                          COMSTOCK PARTNERS FUNDS, INC.
                              ARTICLES OF AMENDMENT
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         Comstock   Partners   Funds,   Inc.,   a  Maryland   corporation   (the
"Corporation"), hereby certifies as follows:

         FIRST: The Corporation desires to amend its Charter as currently in effect.


         SECOND: The amendments to the Charter of the Corporation set forth herein shall become effective on the date and at the time that these Articles of Amendment (these "Articles") are filed with, and approved and accepted for record by, the State Department of Assessments and Taxation of Maryland in accordance with the Maryland General Corporation Law.

         THIRD: ARTICLE II of the Corporation's Charter is hereby deleted in its entirety and in its place shall be inserted the following:

                                   ARTICLE II

                                      NAME

           The name of the Corporation is Gabelli Comstock Funds, Inc.

         FOURTH: The Comstock Partners Strategy Fund series of the Corporation is hereby redesignated the Gabelli Comstock Strategy Fund and in the designation of each class of shares of such series the words Gabelli Comstock Strategy Fund are hereby substituted for the words Comstock Partners Strategy Fund.

         FIFTH: The Comstock Partners Capital Value Fund series of the Corporation is hereby redesignated the Gabelli Comstock Capital Value Fund and in the designation of each class of shares of such series the words Gabelli Comstock Capital Value Fund are hereby substituted for the words Comstock Partners Capital Value Fund.

         SIXTH: The amendments to the Charter of the Corporation set forth in these Articles was approved by the board of directors of the Corporation in accordance with the provisions of Section 2-605 of the Maryland General Corporation Law, at a special telephonic meeting duly convened and held on May 17, 2000.

         SEVENTH: The foregoing amendments to the Charter of the Corporation are limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title 2 of the Maryland General Corporation Law to be made without action by stockholders.

         EIGHTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.


         IN WITNESS WHEREOF, Comstock Partners Funds, Inc. has caused these Articles of Amendment to be executed in its name and on its behalf by its President who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief and under the penalties of perjury, all matters and facts contained in these Articles of Amendment are true in all material respects and its corporate seal is to be affixed and attested to by its Secretary as of this 18th day of May, 2000.

                                                COMSTOCK PARTNERS FUNDS, INC.
ATTEST:
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/s/Carolyn Matlin                               By: /s/Martin Weiner
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Name:  Carolyn Matlin                                    Name:  Martin Weiner
Title:  Secretary                                        Title:  President